EXHIBIT 10.9

PROMISSORY NOTE

$30,000	Wellington, FL
December 4, 2023

FOR VALUE RECEIVED, Thumzup Media Corporation., a Nevada corporation (the “Maker”), having a delivery address at 711 S Carson Street, Suite 4, Carson City, NV 89701, hereby promises to pay and personally guarantees to the order of Westside Strategic Partners, LLC (the “Holder”), a limited liability company, having its delivery address at 3651 Lindell Road, Suite D801, Las Vegas, NV 89103 at Holder’s “Address for Notice” (as defined in Section 12 hereof) or at such other address as Holder may designate by written notice delivered to Maker at any time and from time to time, the principal sum of Thirty Thousand Dollars ($30,000.00).

1. Interest. Subject to any imposition of a default rate of interest under Section 4 hereof, the principal balance outstanding under this Note shall bear simple interest at the rate of zero percent (0%) per annum.

2. Maturity. The entire indebtedness evidenced by this Note, including the entire principal balance outstanding hereunder, any and all unpaid interest accrued thereon and any and all other amounts due and owing hereunder, shall be due and payable in full December 8, 2023 (the “Maturity Date”).

3. Lawful Funds. All payments made hereunder shall be made in lawful money of the United States of America without setoff, deduction or counterclaim of any kind whatsoever.

4. Default Interest. In the event of a “Default” (as defined in Section 6 hereof) under this Note, the principal balance outstanding under this Note, from time to time, shall bear interest at the rate of eighteen percent (10%) per annum, compounded monthly, until such Default and any and all other Defaults hereunder are cured.

5. Prepayment. This Note may be prepaid, at any time and from time to time, in whole or in part, without premium, fee or penalty.

6. Default. Maker shall be in “Default” under this Note upon the occurrence of any of the following events: (a) Maker’s failure to make any payment of interest, principal or other amount hereunder, on the date first due and payable; (b) Maker’s admission in writing of Maker’s inability to pay Maker’s debts as such debts become due, Maker’s making of a general assignment for the benefit of creditors, or Maker’s filing of any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or under any other law for the relief of, or relating to, debtors; or (c) Maker’s failure to have dismissed or vacated within thirty (30) days following the date of filing any involuntary petition against Maker under any bankruptcy, reorganization, insolvency or moratorium law or under any other law for the relief of, or relating to, debtors. Notwithstanding any other provision of this Note to the contrary, upon the occurrence of a Default, Holder may, at Holder’s option but with written notice to Maker, declare immediately due and payable the entire indebtedness evidenced by this Note, including the entire principal balance outstanding hereunder, any and all unpaid interest accrued thereon and any and all other amounts due and owing under this Note.

7. No Waiver. No delay or omission on the part of Holder in exercising any right under this Note shall operate as a waiver of that right on any future occasion or of any other rights under this Note.

8. Waivers. Each of Maker and the endorsers, guarantors and sureties of this Note, if any, (a) severally waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and (c) consent to the acceptance of security, if any, or the release of security, if any, for this Note, all without in any way affecting the liability of Maker and/or any such endorser, guarantor or surety of this Note, if any. The right to plead any and all statutes of limitations as a defense to any duty, obligation, or liability under this Note, any assumption or guaranty of this Note or any instrument securing or otherwise assuring payment of this Note is expressly waived by each of Maker and the endorsers, guarantors or sureties, if any, to the fullest extent permitted by law.

Holder _______	Maker ________

9. Costs and Attorney’s Fees. If Holder institutes any collection effort, of any nature whatsoever (expressly including any collection efforts in any bankruptcy case), for any amount due and payable hereunder following a Default, then Maker shall pay to Holder forthwith any and all reasonable costs and expenses of collection actually incurred by Holder, including, without limitation, reasonable attorney’s fees, accounting fees, expert witness fees and related costs, whether or not suit or other action or proceeding is instituted. The payment of any and all such costs and expenses shall be fully secured by any and all instruments securing this Note and fully assured by any and all instruments assuring payment of this Note. If either party to this Note commences any mediation, arbitration, administrative proceeding or judicial proceeding (each, a “Proceeding”) to enforce or interpret any term, condition or other provision of this Note, the prevailing party in such Proceeding shall be entitled to recover reasonable attorney’s fees, accounting fees, expert witness fees and related costs incurred by such prevailing party in such Proceeding from the non-prevailing party, in addition to any other relief to which such prevailing party may be entitled.

10. Compliance with Laws. Notwithstanding any provision of this Note to the contrary, the total liability for payments in the nature of interest shall not exceed the limits imposed by the applicable usury laws of the State of California. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other agreement evidencing, securing or otherwise assuring payment of the debt, at the time performance of such provisions shall be due, shall involve the payment of interest in excess of that authorized by law, and if from any circumstances, Holder shall ever receive as interest an amount which would exceed the highest lawful rate applicable to Maker, such amount which would be excessive interest shall be applied to the reduction of the principal balance outstanding under this Note and not to the payment of interest.

11. Severability. The provisions of this Note are intended by Maker to be severable and divisible and the invalidity or unenforceability of a provision or term herein shall not invalidate or render unenforceable the remainder of this Note or any part thereof.

12. Notices

12.1 Definitions. For purposes of this Section 12 and its related subsections, the term “Communication” means any written approval, disapproval, consent, waiver, demand, request, offer, reply, response, notice or other communication delivered hereunder; the term “Sender” means any party hereto to the extent that such party is required or desires to deliver any Communication hereunder; the term “Recipient” means any other party hereto to the extent that a Sender is required or desires to deliver any Communication hereunder to such other party; and the term “Address for Notice” means with respect to any Recipient, (a) such party’s address as set forth in this Note below Maker’s signature; and/or (b) any other or additional address which such Recipient has advised such Sender by prior Communication.

12.2 Delivery. Any Communication shall be deemed delivered by a Sender to a Recipient as follows: (a) if delivered to such Recipient personally or forwarded to such Recipient at its Address for Notice by reputable locally-recognized messenger or courier service, upon receipt by such Recipient; (b) if forwarded to such Recipient at the fax number (if any) included in its Address for Notice by fax or similar transmission, upon receipt by such Recipient as confirmed by return facsimile confirmation; (c) if forwarded to such Recipient at its Address for Notice by deposit in the United States mail as registered or certified matter, return receipt requested and postage prepaid, upon the earlier of (1) the third (3rd) full business day following such deposit or (2) any earlier date indicated on the return receipt as the first attempted delivery following such deposit; or (d) if forwarded to such Recipient at its Address for Notice by reputable nationally-recognized courier service (including Federal Express), on the date indicated in such service as the first attempted delivery.

Holder _______	Maker _______

12.3 Additional or Other Addresses. Any party hereto may require the delivery of any and all Communications to any other or additional Address for Notice by delivering Communication thereof to each other party.

13. Governing Law. This Note shall be governed by and construed under and in accordance with the laws of the State of California as an agreement made and wholly to be performed therein and Company hereby consents to the jurisdiction of the State Courts of Florida or the Federal Courts located therein. Any lawsuit commenced in connection with this Agreement shall be filed in a court of competent jurisdiction located in the City of Palm Beach - Central Judicial District, Palm Beach County, Florida, at the sole election of the Holder. Holder, as a matter of right, shall be entitled to an injunction or other equitable relief against Maker, and to enforce any rights of Holder seeking equitable relief hereunder. Maker hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement. In the event any party shall be required to commence any action or proceeding against the other party by reason of any breach or claimed breach of any provision of this Note, to commence any action or proceeding in any way connected with this Note, or to seek a judicial declaration of rights under this Note, the party prevailing in such action or proceeding shall be entitled to recover from the other party, or to be reimbursed, the prevailing party’s actual attorneys’ fees and costs including, but not limited to, expert witness fees, witness fees, and any and all other fees and costs, whether or not the proceeding or action proceeds to judgment.

14. Defined Terms. Each term bearing initial capital letters in this Note, but not otherwise defined herein, shall have the meaning ascribed to such term under this Promissory Note.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

“Maker”

Thumzup Media Corporation

/s/:
Robert Steele
CEO

“Holder”

Westside Strategic Partners LLC

/s/:
Robert Haag
Managing Member

Holder ________	Maker ________